Exhibit (a)(5)(B)
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Janice Kuntz
(770) 632-8322	(404) 352-2841
WORLD AIR HOLDINGS ANNOUNCES PRELIMINARY RESULTS
OF TENDER OFFER
Company expects to acquire 2,222,222 shares at $9.20 per share
PEACHTREE CITY, Ga. (Oct. 9, 2006) — World Air Holdings, Inc. (OTC:WLDA.PK) today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 12:00 midnight Eastern time, on Friday, Oct. 6, 2006.
     Based on the preliminary count by the depositary for the tender offer, World Air Holdings will acquire 2,222,222 shares of its common stock at a price of approximately $9.20 per share. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The final price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter.
     World Air Holdings has three wholly owned subsidiaries, World Airways, Inc., North American Airlines, Inc., and World Risk Solutions, Ltd. World Airways is a charter passenger and cargo airline founded in 1948, North American is a charter and scheduled passenger airline founded in 1989, and World Risk Solutions is an insurance subsidiary established in 2004. For additional information, visit www.worldairholdings.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key customer relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC. (Reports are available from the company upon request.) These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward-looking statements made by, or on behalf of, the company in this release.
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